                                 AMENDMENT NO. 1
                            TO SUBADVISORY AGREEMENT

     This Amendment No. 1 (this "Amendment"), made and entered into as of June 10, 2009, is made a part of the Subadvisory Agreement between RiverSource Investments, LLC (formerly known as American Express Financial Corporation), a Delaware corporation ("RiverSource Investments"), and Columbia Wanger Asset Management, L.P. (formerly known as Liberty Wanger Asset Management, L.P.), a Delaware limited partnership ("Subadviser"), dated September 5, 2001 (the "Agreement").

     WHEREAS, RiverSource Investments desires to retain Subadviser to provide investment advisory services to an additional series of RiverSource International Managers Series, Inc., and Subadviser is willing to render such investment advisory services; and

     WHEREAS, RiverSource Investments and Subadviser desire to amend the Agreement, including Schedule A thereto, to add the additional series to the Agreement.

     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

     1. Inclusion of Additional Series. All references to the "Fund" in the Agreement shall be, and hereby are, amended to be references to the "Fund(s)", and shall mean those "Fund(s)" identified on Schedule A (as amended from time to time).

     2. Portfolio Management. Section 1(a) of the Agreement shall be, and hereby is, amended by adding the following as paragraph (vi):

          (vi) Management of Funds with Multiple Subadvisers. Subadviser's responsibilities for providing services to a Fund shall be limited to the portion of the Fund's assets allocated to Subadviser ("Subadviser Account"). Subadviser shall not, without the prior approval of RiverSource Investments, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund's investment objectives, policies and restrictions. Subadviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets.

     3. Duration. The first sentence of Section 9(a) shall be, and hereby is, deleted and replaced with the following sentence:

               Unless sooner terminated as provided herein, this Agreement shall continue in effect, with respect to a Fund, for a period of more than two years after the applicable Effective Date (as set forth on Schedule A) only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.

     4. Notices. Section 12 of the Agreement shall be, and hereby is, amended by deleting the addresses for Subadviser and replacing them with the following:

               Columbia Wanger Asset Management, L.P.
               227 West Monroe Street, Suite 3000
               Chicago IL 60606-5016
               Attn: Joseph LaPalm, Chief Compliance Officer
               Fax: 312-634-0267

               With a copy to:

               Columbia Wanger Asset Management, L.P.
               227 West Monroe Street, Suite 3000
               Chicago, IL 60606-5016
               Attn: Bruce Lauer, Chief Operating Officer
               Fax: 312-634-0267

          5. Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

          6. Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same agreement. As modified herein, the Agreement is confirmed and remains in full force and effect.

           [REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below as of this 10th day of June, 2009.

RIVERSOURCE INVESTMENTS, LLC            COLUMBIA WANGER ASSET MANAGEMENT, L.P.


By: /s/ Patrick T. Bannigan             By: Bruce H. Lauer
    ---------------------------------       ------------------------------------
              Signature                                   Signature

Name: Patrick T. Bannigan               Name: Bruce H. Lauer
              Printed                                     Printed

       Director and Senior Vice
       President-Asset Management,
Title: Products and Marketing           Title: Chief Operating Officer
              Printed                                     Printed

                              SUBADVISORY AGREEMENT

                                   SCHEDULE A

FUNDS                                                    EFFECTIVE DATE
-----                                                    --------------
RiverSource Partners International Select Growth Fund    September 5, 2001
RiverSource Partners International Small Cap Fund        June 10, 2009

COMPENSATION. Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to Subadviser's investment discretion in the following
Funds:

For the combined assets of

     - RiverSource Partners International Select Growth Fund, a series of RiverSource International Managers Series, Inc. (agreement between the Fund and RiverSource Investments dated April 10, 2008).

     - RiverSource Partners International Small Cap Fund, a series of RiverSource International Managers Series, Inc. (agreement between the Fund and RiverSource Investments dated April 10, 2008).

Average Daily Net Assets*   Rate
-------------------------   ----
First $150 million          70 bp
Next $150 million           65 bp
Next $150 million           60 bp
Next $50 million            55 bp
Thereafter                  50 bp

----------
* Applies to average daily net assets that are subject to Subadviser's investment discretion.